Exhibit 99.1

Investor and Media Inquiries:
Chris Kettmann
773-497-7575
ckettmann@lincolnchurchilladvisors.com

Priority Technology Holdings, Inc. Announces First Quarter 2019 Financial Results

ALPHARETTA, GA - May 13, 2019 -- Priority Technology Holdings, Inc. (NASDAQ: PRTH) (“Priority” or the “Company”), a leading fintech enterprise with strong core payments technology, today announced its first quarter 2019 financial results.

Highlights

Highlights of the first quarter 2019 financial results as compared with the first quarter of 2018 include:

•
Consolidated revenue of $100.0 million declined 13.5%. Adjusted consolidated revenue(1), a non-GAAP measure, which excludes the impact of subscription-billing e-commerce merchants, of $96.1 million increased 14.5%.

•	Total merchant bankcard processing dollar value grew 8.8% to $9.9 billion from $9.1 billion.

•
Gross profit margin increased 290 basis points from 24.6% to 27.5%. The Company’s non-GAAP gross profit metric represents consolidated revenue less costs of merchant card fees and other costs of services. Adjusted gross profit margin(1), excluding the impact of subscription-billing e-commerce merchants, increased 510 basis points from 21.9% to 27.0%.

•
Consolidated adjusted EBITDA of $12.5 million decreased $2.8 million. The Company’s non-GAAP Consolidated adjusted EBITDA measure is earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted for non-cash compensation and certain other expenses considered non-recurring. Consolidated adjusted EBITDA(1), excluding the impact of subscription-billing e-commerce merchants, of $10.8 million increased $5.6 million.

•
In March 2019, the Company entered into a real estate payments operating partnership with Yapstone, Inc. and acquired assets from them that enables Priority to provide a single platform to meet the needs of all landlord constituents - from integrated enterprise property managers, middle market partners and small/local landlords for rent, dues and storage.

(1) See “Reconciliation of Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

“Priority’s first quarter results continued to reflect positive fundamentals and solid underlying growth, despite the previously discussed suspension in the boarding of subscription-billing e-commerce merchants. Core acquiring remains consistent, with strong merchant boarding trends throughout the quarter, and market adoption of our Commercial Payments platform is accelerating. Our Integrated Partners business group is also gaining significant traction across all verticals, including Hospitality, Healthcare and Real Estate - and most recently fueled by our operating partnership with Yapstone. As we strive to distinguish Priority from traditional merchant service providers by extending our success into software-based transaction technology,” said Tom Priore, Executive Chairman and CEO of Priority.

Discussion of First Quarter Results

The comparative revenue and gross profit for the first quarter was negatively affected by the wind-down of high-margin accounts with certain subscription-billing e-commerce merchants. The wind-down of merchants in this channel was due to industry-wide changes for enhanced card association compliance. This revenue, which is included entirely within the Consumer Payments reportable segment, was $3.9 million and $31.7 million in the first quarters of 2019 and 2018, respectively. The corresponding gross profit and income from operations associated with this revenue was $1.6 million and $10.0 million in the first quarters of 2019 and 2018, respectively.

Income from operations includes certain expenses that the Company considers non-recurring in nature, largely associated with conversion to a public company, such as legal, accounting, advisory and consulting expenses plus certain litigation costs. Non-recurring expenses, which are contained within Corporate, were $1.2 million and $3.3 million in the first quarters of 2019 and 2018, respectively.

Revenue:

Consolidated
Consolidated revenue in the first quarter of 2019 amounted to $100.0 million, a decline of $15.6 million compared with the 2018 first quarter. This decline was driven by the previously discussed wind-down of the subscription-billing e-commerce merchants. Adjusted consolidated revenue of $96.1 million, which excludes the impact of subscription-billing e-commerce merchants, increased $12.1 million, or 14.5%.

Total merchant bankcard volume processed in the first quarter of 2019 of $9.9 billion grew by 8.8%, as compared with $9.1 billion in the first quarter of 2018. Merchant bankcard transaction volume of 117.9 million in the first quarter of 2019 grew by 6.7%, as compared with 110.4 million in the 2018 first quarter. Average ticket (calculated by dividing bankcard volume processed by the associated number of transactions processed) of $84.40 grew 2.0% in the first quarter of 2019, as compared with $82.76 in the comparable 2018 quarter.

Consumer Payments Reportable Segment
Consumer Payments revenue in the first quarter of 2019 was $89.8 million, a decline of $19.2 million compared with the 2018 first quarter. Excluding the subscription-billing e-commerce business, adjusted Consumer Payments reportable segment revenue increased $8.6 million, or 11.1%, from $77.3 million in the first quarter of 2018 to $85.9 million in the first quarter of 2019.

Merchant bankcard volume processed in the first quarter of 2019 of $9.9 billion grew by 8.7%, as compared with $9.1 billion in the first quarter of 2018. Merchant bankcard transaction volume of 117.8 million in the first quarter of 2019 grew by 6.7%, as compared with 110.4 million in the 2018 first quarter. Average ticket of $83.82 grew 1.9% in the first quarter of 2019, as compared with $82.28 in the comparable 2018 quarter.

Commercial Payments and Managed Services Reportable Segment
Commercial Payments and Managed Services revenue in the first quarter of 2019 amounted to $10.2 million, a 53.5% increase over $6.6 million in the 2018 first quarter. Revenue in the first quarter of 2019 included $3.2 million from the recently established Integrated Partners business group within this reportable segment. Commercial Payments revenue of $1.5 million in the first quarter of 2019 increased 54.2% compared with the 2018 first quarter. Managed Services revenue of $5.5 million in the first quarter of 2019 was in line with the 2018 first quarter.

Income from Operations:

Consolidated
Consolidated income from operations was $1.0 million in the first quarter of 2019, compared with $7.9 million in the 2018 first quarter. This decline of $6.9 million was due to a decrease in gross profit of $0.9 million, an increase in depreciation and amortization of $5.2 million and an increase in salaries and employee benefits of $1.9 million, partially offset by a $1.0 million decrease in selling, general and administrative expenses. Included in selling, general and administrative expenses in the first quarters of 2019 and 2018 were $1.2 million and $3.3 million, respectively, of certain expenses the Company considers non-recurring in nature. Non-cash equity-based compensation of $1.2 million, included in salaries and employee benefits, increased $1.0 million.

Consumer Payments Reportable Segment
Consumer Payments income from operations in the first quarter of 2019 was $7.7 million, a decline of $7.5 million compared with the 2018 first quarter. Income from operations from the subscription-billing e-commerce merchants declined $8.4 million. Depreciation and amortization of $7.8 million in the first quarter of 2019 increased $4.4 million compared with $3.4 million in the first quarter of 2018, due largely to amortization related to merchant portfolio acquisitions subsequent to the first quarter of 2018. Adjusted Consumer Payments reportable segment income from operations, which excludes the impact of subscription-billing e-commerce merchants, grew 17.7% to $6.1 million.

Commercial Payments and Managed Services Reportable Segment
Commercial Payments and Managed Services reflected a loss from operations of $0.7 million in the first quarter of 2019 due to $0.8 million of depreciation and amortization.  This compares with a loss from operations of $0.3 million in the first quarter of 2018, which included depreciation and amortization of $0.1 million. The increased depreciation and amortization is attributable to amortization of intangible assets acquired within the Integrated Partners business group.

Corporate
Corporate expense in the first quarter of 2019 amounted to $6.1 million, compared with $7.0 million in the first quarter of 2018. Non-recurring expenses amounted to $1.2 million and $3.3 million in the first quarters of 2019 and 2018, respectively.

Interest Expense:

Interest expense of $9.4 million in the first quarter of 2019 increased by $2.4 million from $6.9 million in the 2018 first quarter. The increase is due to higher outstanding borrowings driven by acquisition financing.

Other Income (Expense), Net:

Other income, net of $0.2 million in the first quarter of 2019, compares with other expense, net of $4.1 million in the first quarter of 2018. The 2018 first quarter includes $3.5 million of expense related to the change in fair value of the Goldman Sachs warrant and $0.8 million of debt modification costs.

Acquisition / Partnership Updates

Priority’s acquisition strategy continues to identify and purchase integrated product channels and existing reselling partners. The Company continued purchases of merchant portfolios in the first quarter of 2019 with the execution of a handful of tuck-in acquisitions. In addition, Priority Real Estate Technology (“PRET”), an operating subsidiary of the Company, acquired assets from and entered into a real estate payments operating partnership with Yapstone, Inc., a leading provider of online and mobile payment solutions. Priority is the majority owner in the partnership with a preferred equity position and has assumed responsibility for the management and daily operation of the newly combined assets. PRET will provide critical operating infrastructure, marketing and sales support and real estate technology assets, including products and services derived from the previous acquisitions of RadPad and Landlord Station. Together, the Company believes that the new entity will provide a single platform that meets the needs of all landlord constituents - from integrated enterprise property managers, middle market partners and small/local landlords for rent, dues and storage.

Priority funded these transactions through a $70.0 million delayed draw under its December 24, 2018 amended Senior Secured Credit Facility, $10.0 million borrowing from a revolving credit agreement and cash on hand.

Liquidity

Working capital (defined as current assets less current liabilities) was $11.7 million at March 31, 2019, compared with $21.1 million at December 31, 2018. Unrestricted cash amounted to $9.1 million at March 31, 2019, compared with $15.6 million at December 31, 2018. These unrestricted balances do not include cash of $20.1 million at March 31, 2019 and $18.2 million at December 31, 2018 related to customer settlement funds. At March 31, 2019, the Company had availability of $15.0 million under a revolving credit facility.

Debt

As of March 31, 2019, total term debt amounted to $483.1 million, compared to $412.7 million at December 31, 2018. The debt balance consisted of outstanding term debt of $391.8 million under the Senior Credit Facility and $91.2 million in term debt under the subordinated Goldman Sachs Credit Agreement (including accrued payment-in-kind (“PIK”) interest through March 31, 2019).

2019 Outlook

Priore concluded, “Priority’s future remains bright as we look to build on strong underlying growth throughout our business. Our industry-leading technology and service offering, combined with our recent partnership with Yapstone and acquisition of Direct Connect’s portfolio assets, have positioned the Company well for long-term growth and profitability. We remain confident in our ability to deliver modest revenue growth over 2018, despite a forecasted $50 million revenue decline from the subscription e-commerce business year over year, while continuing to target Earn-out Adjusted EBITDA (a non-GAAP measure) of $75 million for the full year 2019.”

Conference Call

Priority Technology Holdings Inc.’s leadership will host a conference call on Monday, May 13, 2019 at 8:30 a.m. ET to discuss its first quarter 2019 financial results. Participants can access the call by Phone: US/Canada: (877) 501-3161 or International: (786) 815-8443.

Internet webcast link and accompanying slide presentation can be accessed at https://edge.media-server.com/m6/p/myfikjd7 and will also be posted in the “Investor Relations” section of the Company’s website at www.PRTH.com.

An audio replay of the call will be available shortly after the conference call until May 16, 2019 at 11:30 am Eastern Time. To listen to the audio replay, dial (855) 859-2056 or (404) 537-3406 and enter conference ID number 9081924. Alternatively, you may access the webcast replay in the “Investor Relations” section of the Company’s website at www.PRTH.com.

Non-GAAP Financial Measures

We regularly review the following key non-GAAP measures to evaluate our business and trends, measure our performance, prepare financial projections, allocate resources, and make strategic decisions. We believe these non-GAAP measures help illustrate the underlying financial and business trends relating to our results of operations and comparability between current and prior periods. We also use these non-GAAP measures to establish and monitor operational goals. However, these non-GAAP measures are not superior to or a substitute for prominent measurements calculated in accordance with GAAP. Rather, the non-GAAP measures are meant to be a complement to understanding measures prepared in accordance with GAAP.

Adjusted Revenue
Revenue for the quarter ended March 31, 2019 has been negatively affected by the closure of high-margin accounts with certain subscription-billing e-commerce merchants. The closure of merchants in this channel was due to industry-wide changes for enhanced card association compliance. We refer to adjusted revenue, which excludes these revenue amounts from the periods presented. We review this non-GAAP measure to evaluate our underlying revenue and trends.

Gross Profit and Adjusted Gross Profit
The Company’s non-GAAP gross profit metric represents revenue less costs of merchant card fees and other costs of services. Gross profit margin is gross profit divided by revenue. We also refer to adjusted gross profit and adjusted gross profit margin, which excludes gross profit from certain subscription-billing e-commerce merchants. We review these non-GAAP measures to evaluate our underlying profit trends.

Adjusted Income from Operations
Income from operations for the quarter ended March 31, 2019 has also been negatively affected by the closure of the high-margin accounts with certain subscription-billing e-commerce merchants, as well as the incurrence of non-recurring expenses largely associated with our July 2018 Business Combination and conversion to a public company, such as legal, accounting, advisory and consulting expenses plus certain litigation costs. We refer to adjusted income from operations, which excludes this income from operations and non-recurring operating expenses for the periods presented. We review this non-GAAP measure to evaluate our underlying profitability performance and trends.

EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA
EBITDA is earnings before interest, income tax, depreciation and amortization expenses (“EBITDA”). Adjusted EBITDA begins with EBITDA but further excludes certain non-cash expenses such as equity-based compensation and fair value adjustments, debt modification costs and non-recurring expenses such as Business Combination costs, litigation settlement costs, certain legal services costs, and professional, accounting and consulting fees. The calculation of Earnout Adjusted EBITDA includes adjustments for the pro-forma impact of acquisitions, as well as adjustments to exclude other professional and consulting fees and certain tax expenses and other adjustments. We review these non-GAAP EBITDA measures to evaluate our business and trends, measure our performance, prepare financial projections, allocate resources, and make strategic decisions.

The reconciliations of Adjusted Revenue, Gross Profit, Adjusted Gross Profit, Adjusted Income from Operations, EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP, are shown in the attached schedules to this press release.

Priority does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

About Priority Technology Holdings, Inc.

Priority is a fintech enterprise with a leading core payments technology, offering unique product and service capabilities to its merchant network and distribution partners. Priority’s enterprise operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing the Company to provide end-to-end solutions for payment and payment-adjacent opportunities. Additional information can be found at www.PRTH.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “projects,” “targeting,” “potential” or “contingent,” the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings, including our most recent Annual Report on Form 10-K for 2018 filed with the SEC on March 29, 2019. These filings are available online at www.sec.gov or www.PRTH.com.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the Quarters ended March 31, 2019 and 2018
Unaudited

(in thousands, except per share amounts)	Quarter Ended March 31,
	2019	2018
REVENUE:
Merchant card fees	$91,829	$108,010
Outsourced services and other	8,148	7,586
Total revenue	99,977	115,596

OPERATING EXPENSES:
Costs of merchant card fees	67,871	82,813
Costs of outsourced services and other	4,566	4,376
Salary and employee benefits	10,899	8,972
Depreciation and amortization	8,925	3,767
Selling, general and administrative	6,750	7,790
Total operating expenses	99,011	107,718

Income from operations	966	7,878

OTHER INCOME (EXPENSES):
Interest expense	(9,363)	(6,929)
Other, net	227	(4,126)
Total other expenses, net	(9,136)	(11,055)

Loss before income taxes	(8,170)	(3,177)

Income tax benefit	(1,724)	—

Net loss	$(6,446)	$(3,177)

Loss per common share:
Basic and diluted	$(0.10)	$(0.06)

PRO FORMA (C-corporation basis):
Income tax benefit		$(665)
Net loss		$(2,512)

Loss per common share:
Basic and diluted		$(0.04)

PRIORITY TECHNOLOGY HOLDINGS, INC.
Segment Results
Quarter Ended March 31, 2019 Compared to Quarter Ended March 31, 2018
Unaudited

(dollars and volume amounts in thousands)	Quarter Ended March 31,
	2019	2018	Change	% Change

Consumer Payments:
Revenue	$89,822	$108,981	$(19,159)	(17.6)%
Operating expenses	82,103	93,766	(11,663)	(12.4)%
Income from operations	$7,719	$15,215	$(7,496)
Operating margin	8.6%	14.0%
Depreciation and amortization	$7,808	$3,436	$4,372

Key indicators:
Merchant bankcard processing dollar value	$9,872,377	$9,084,227	788,150	8.7%
Merchant bankcard transaction volume	117,781	110,405	7,376	6.7%

Commercial Payments and Managed Services:
Revenue	$10,155	$6,615	$3,540	53.5%
Operating expenses	10,839	6,942	3,897	56.1%
Loss from operations	$(684)	$(327)	$(357)
Operating margin	(6.7)%	(4.9)%
Depreciation and amortization	$789	$140	649

Key indicators:
Merchant bankcard processing dollar value	$73,854	$55,536	$18,318	33.0%
Merchant bankcard transaction volume	70	26	44	169.2%

Income from operations of segments	$7,035	$14,888	$(7,853)	(52.7)%
Less: Corporate expenses	(6,069)	(7,010)	941	(13.4)%
Consolidated income from operations	$966	$7,878	$(6,912)
Corporate depreciation and amortization	$328	$191	$137

Key indicators:
Merchant bankcard processing dollar value	$9,946,231	$9,139,763	$806,468	8.8%
Merchant bankcard transaction volume	117,851	110,431	7,420	6.7%

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Balance Sheets
As of March 31, 2019 and December 31, 2018
Unaudited

(in thousands)	March 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash	$9,091	$15,631
Restricted cash	20,149	18,200
Accounts receivable, net of allowance for doubtful accounts	47,902	45,651
Prepaid expenses and other current assets	4,394	3,642
Current portion of notes receivable	1,438	979
Settlement assets	1,006	1,042
Total current assets	83,980	85,145

Notes receivable, less current portion	717	852
Property, equipment, and software, net	18,381	17,482
Goodwill	109,515	109,515
Intangible assets, net	206,921	124,637
Deferred income taxes, net	51,313	49,692
Other non-current assets	1,288	1,295
Total assets	$472,115	$388,618

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$23,568	$27,638
Accrued residual commissions	18,293	18,715
Customer deposits and advance payments	3,737	3,282
Borrowings outstanding on revolving credit facility	10,000	—
Current portion of long-term debt	3,293	3,293
Settlement obligations	13,381	11,132
Total current liabilities	72,272	64,060

Long-term debt, net of discounts and deferred financing costs	472,537	402,095
Other non-current liabilities	12,411	7,936
Total long-term liabilities	484,948	410,031

Total liabilities	557,220	474,091

Stockholders' deficit:
Common stock issued and outstanding	67	67
Additional paid-in capital	1,160	—
Accumulated deficit	(91,986)	(85,540)
	(90,759)	(85,473)
Non-controlling interest in a subsidiary	5,654	—
Total stockholders' deficit	(85,105)	(85,473)

Total liabilities and stockholders' deficit	$472,115	$388,618

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
For the Quarters ended March 31, 2019 and 2018
Unaudited

(in thousands)	Quarter Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(6,446)	$(3,177)
Adjustment to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	8,925	3,767
Equity-based compensation	1,160	188
Amortization of debt issuance costs and discounts	405	308
Equity in losses and impairment of unconsolidated entities	6	54
Provision for deferred tax benefit	(1,621)	—
Change in fair value of warrant liability	—	3,481
Payment-in-kind interest	1,210	1,193
Other non-cash	(174)	—
Change in operating assets and liabilities:
Accounts receivable	(2,252)	4,797
Settlement assets	36	2,879
Prepaid expenses and other current assets	(752)	(766)
Notes receivable	(324)	831
Accounts payable and other accrued liabilities	(3,634)	(4,270)
Settlement obligations	2,249	3,230
Other assets and liabilities	(28)	99
Net cash (used in) provided by operating activities	(1,240)	12,614

Cash flows from investing activities:
Payment for prior year business acquisition	(184)	—
Additions to property, equipment and software	(2,382)	(2,624)
Acquisitions of merchant portfolios and assets	(79,612)	(3,700)
Net cash used in investing activities	(82,178)	(6,324)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of issue discount	69,650	67,113
Repayment of long-term debt	(823)	(670)
Debt issuance costs	—	(646)
Borrowings under revolving credit facility	10,000	—
Distributions to members prior to July 25, 2018 recapitalization	—	(4,024)
Redemption of membership interest prior to July 25, 2018 recapitalization	—	(74,093)
Net cash provided by (used in) financing activities	78,827	(12,320)

Net change in cash and restricted cash:
Net decrease in cash and restricted cash	(4,591)	(6,030)
Cash and restricted cash at beginning of year	33,831	44,159
Cash and restricted cash at March 31	$29,240	$38,129

Supplemental cash flow information:
Cash paid for interest	$7,126	$5,355

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reconciliations of Non-GAAP Financial Measures
Unaudited
The reconciliations of Adjusted Consolidated Revenue, Consolidated Gross Profit and Gross Profit Margin, Adjusted Consolidated Gross Profit and Gross Profit Margin, Adjusted Consolidated Income from Operations, Adjusted Consolidated Net Loss, Adjusted Consumer Payments Revenue, Adjusted Consumer Payments Income from Operations, Consolidated EBITDA, Consolidated Adjusted EBITDA, and Consolidated Earnout Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP, are shown in the following tables:

(in thousands)	Quarter Ended March 31,
	2019	2018

Consolidated revenue (GAAP)	$99,977	$115,596
Less: Revenue from certain subscription-billing e-commerce merchants	(3,906)	(31,664)
Adjusted consolidated revenue (non-GAAP)	$96,071	$83,932

Consolidated costs of services
Consolidated costs of merchant card fees	$67,871	$82,813
Consolidated costs of outsourced services and other	4,566	4,376
	$72,437	$87,189

Consolidated gross profit (non-GAAP)	$27,540	28,407
Less: Gross profit of certain subscription-billing e-commerce merchants	(1,622)	(10,035)
Adjusted consolidated gross profit (non-GAAP)	$25,918	$18,372

Consolidated gross profit margin (non-GAAP)	27.5%	24.6%
Adjusted consolidated gross profit margin (non-GAAP)	27.0%	21.9%

Consolidated income from operations (GAAP)	$966	$7,878
Less: Revenue from certain subscription-billing e-commerce merchants	(3,906)	(31,664)
Add: operating expenses of certain subscription-billing e-commerce merchants	2,284	21,629
Add: non-recurring expenses	1,185	3,330
Adjusted consolidated income from operations (non-GAAP)	$529	$1,173

Consolidated net loss (GAAP)	$(6,446)	$(3,177)
Less: Revenue from certain subscription-billing e-commerce merchants	(3,906)	(31,664)
Add: operating expenses of certain subscription-billing e-commerce merchants	2,284	21,629
Add: non-recurring expenses	1,185	3,330
Add: income tax benefit of non-GAAP adjustments	92	—
Adjusted consolidated net loss (non-GAAP)	$(6,791)	$(9,882)

Consumer Payments revenue (GAAP)	$89,822	$108,981
Less: Revenue from certain subscription-billing e-commerce merchants	(3,906)	(31,664)
Adjusted Consumer Payments revenue (non-GAAP)	$85,916	$77,317

Consumer Payments income from operations (GAAP)	$7,719	$15,215
Less: Revenue from certain subscription-billing e-commerce merchants	(3,906)	(31,664)
Add: operating expenses of certain subscription-billing e-commerce merchants	2,284	21,629
Adjusted Consumer Payments income from operations (non-GAAP)	$6,097	$5,180

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reconciliation of Non-GAAP EBITDA Measures
Unaudited

The reconciliations of Consolidated EBITDA, Consolidated Adjusted EBITDA , and Consolidated Earnout Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, are shown in the table below:

(in thousands)	Quarter Ended March 31,
	2019	2018

Consolidated net loss (GAAP)	$(6,446)	$(3,177)
Add: Interest expense (1)	9,363	6,929
Add: Depreciation and amortization	8,925	3,767
Less: Income tax benefit	(1,724)	—
Consolidated EBITDA (non-GAAP)	10,118	7,519
Further adjusted by:
Add: Non-cash equity-based compensation	1,160	188
Add: Debt modification costs and warrant fair value changes	—	4,263
Add: Certain legal expenses (2)	514	1,176
Add: Professional, accounting and consulting fees (3)	671	2,154
Consolidated Adjusted EBITDA (non-GAAP)	12,463	15,300
Further adjusted by:
Add: Pro-forma impacts for acquisitions	2,995	375
Add: Other professional and consulting fees	395	399
Add: Other tax expenses and other adjustments	(169)	203
Consolidated Earnout Adjusted EBITDA (non-GAAP) (4)	$15,684	$16,277

Consolidated Adjusted EBITDA (non-GAAP)	$12,463	$15,300
Less: Gross profit from certain subscription-billing e-commerce merchants	(1,622)	(10,035)
Consolidated Adjusted EBITDA excluding certain subscription-billing e-commerce merchants (non-GAAP)	$10,841	$5,265

(1) Interest expense includes amortization of debt issuance costs and issue discount.

(2) Legal expenses related to business and asset acquisition activity and settlement negotiation and other litigation expenses.

(3) Primarily transaction-related, capital markets and accounting advisory services.

(4) Reflects definition in debt agreements entered into in connection with the January 2017 debt financing. Subsequent to the Business Combination, the Earnout Adjusted EBITDA of the Borrowers under the credit agreements excludes expenses of Priority Technology Holdings, Inc., which is neither a borrower nor a guarantor under the credit agreements. Earnout Adjusted EBITDA of the Borrowers was approximately $19.4 million for the quarter ended March 31, 2019.